Exhibit 10.2

COMPILED AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

COMPILED AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this Agreement) made as of the 5th day of June, 2008, amends and restates the Employment Agreement dated the 5th day of May 1989, as amended and restated through June 7, 2007, by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1133 Twenty-First Street, N.W., Washington, D.C. (FAMC) and Henry D. Edelman, residing at ________________________________ (the Employee).

By this Agreement, FAMC and the Employee agree as follows:

1.           Employment.  FAMC employs the Employee, and the Employee accepts employment by FAMC upon the terms and conditions set forth in this Agreement.

2.           Term. The Term of this Agreement shall continue until July 1, 2012 or any earlier effective date of termination pursuant to Paragraph 9 hereof (the “Term”).1

3.           Scope of Authority and Employment.

(a)           Scope of Authority.  The Employee shall be employed as an officer of FAMC, with the title of President and Chief Executive Officer.  The Employee shall report directly to the Board of Directors of FAMC, and there shall be no other employee of FAMC with equal or senior authority.  The Employee shall have responsibility for the administrative and operational affairs of FAMC, as set forth in the Bylaws of FAMC, subject to the general supervision and control of the Board of Directors of FAMC.  In addition, the Employee shall have those rights, duties, responsibilities and authority normally reserved for officers with similar positions of similarly situated companies, together with such other rights, duties, responsibilities and authority as may be set forth in said Bylaws.

(b)           Full Time Employment.  The Employee shall devote his best efforts and substantially all his time and endeavor to his duties hereunder, and shall not engage in any other gainful occupation without the prior written consent of the Board of Directors; provided, however, that this provision shall not be construed to prevent the Employee from personally, and for his own account or that of members of his immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of FAMC.

(c)           Place of Employment.  The Employee shall be employed to perform his duties under this Agreement at the principal office of FAMC, which shall be located in the Washington, D.C. metropolitan area.  Notwithstanding this, it is expected that the

[1] Amendment No. 16 dated June 7, 2007.

Employee shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.

4.           Compensation. FAMC will pay to you the following aggregate compensation for all services rendered by you under this Agreement:

(a)           Base Salary. As of July 1, 2008, you will be paid a base salary (the Base Salary) during the Term of Five Hundred Seventy Nine Thousand Nine Hundred and Thirty Dollars ($579,930) per year, payable in arrears on a bi-weekly basis,2 and

(b)           Incentive Compensation.  In addition to your Base Salary, you will be paid an additional payment during the term of this Agreement in respect of work performed by you during the preceding Planning Year (June 1 through May 31), or portion thereof as follows:  on June 1 of each year through and including the effective date of termination, an additional payment in an amount at the sole discretion of the Board of Directors if it determines that you have performed in an extraordinary manner your duties, pursuant to business plans proposed by management and approved by the Board of Directors, during the preceding Planning Year.3

5.           Expenses.  FAMC shall reimburse the Employee for his reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including, without limitation, expenses for:  travel; attending business meetings, conventions and similar gatherings; home and portable telephone bills; business entertainment and professional association dues.  FAMC shall also reimburse the Employee for club dues recommended by the Employee and approved by the Board of Directors of FAMC.  Reimbursement shall be made to the Employee within ten (10) days after presentation to FAMC of an itemized accounting and documentation of such expenses.  The Employee shall use his best efforts to notify the Board of Directors prior to incurring any such expenses of an extraordinary or unusual nature.

6.           Vacation and Sick Leave.  The Employee shall be entitled to four (4) weeks of paid vacation per year, to be taken in spans not exceeding two (2) weeks each.  Vacation rights shall vest on June 10th of each year during the Term, and must be exercised within fourteen (14) months thereafter or forfeited.4  The Employee shall be entitled to reasonable and customary amounts of sick leave.

7.           Employee Benefits.  FAMC shall provide the Employee with all employee benefits regularly provided to employees of FAMC, and the following other (or upgraded) benefits:  the best level of personal and family health insurance provided by Blue Cross-Blue Shield; major medical insurance at the best level offered by Aetna Insurance; personal and family dental and vision insurance at the best level offered by Aetna Insurance; an annual

[2] Amendment No. 17 dated June 5, 2008.

[3] Amendment No. 4 dated February 8, 1996.

[4]  Amended by Amendment No. 7 dated January 4, 1998 added language modifying how vacation was accrued; Amendment No. 13 dated August 3, 2004 removed that amended language and reverted back to the language in the original agreement.

medical examination; business travel and personal accident insurance; life insurance in the amount of one million dollars ($1,000,000); disability benefits at least equal to statutory benefits in the State of New York; a plan to set aside before-tax income to pay for future unreimbursed medical, dental, vision, and dependent day care expenses; a savings plan established under Section 401(k) of the Internal Revenue Code; and an indoor parking place for one automobile in close proximity to the offices of FAMC.  The providers of any insurance shall be selected by the Employee and listed in Best’s Insurance Guide.  All of the foregoing is subject to the limitation that the total cost thereof will not exceed twenty-five percent (25%) of your Base Salary, exclusive of administrative expense.5  In the event that such cost limitation would be exceeded in any year, the Employee shall select among the foregoing a group of benefits within that cost limitation.

8.           Relocation Expenses.  It is agreed between the parties that the Employee will be required to relocate his residence from that stated in the first paragraph of this Agreement to the Washington, D.C. metropolitan area.  FAMC will assume these expenses as follows:

(a)           Moving Expenses.  FAMC will assume the reasonable costs of moving the Employee’s household goods and personal property.  FAMC will pay directly for packing, crating, in-transit storage, and insurance costs in connection with the move.

(b)           Home Sale.  FAMC will reimburse the Employee for a competitive real estate broker commission (estimated at seven percent (7%) of the sale price) incurred in selling his current residence, together with normal and customary selling costs, including applicable sales taxes and reasonable attorney’s fees.

(c)           Home Purchase.  FAMC will reimburse the Employee for normal and customary closing costs of his new residence:  (i) in full, as to fixed costs that do not vary with the price of the residence; and (ii) in a percentage equal to the sale price of the Employee’s current residence divided by the purchase price of the Employee’s new residence, as to costs that vary with the price of the new residence.  These costs shall include, without limitation, applicable sales taxes, mortgage taxes, document recording fees, engineering inspection, and reasonable attorney’s fees.

(d)           Bridge Loan.  In the event that the Employee closes the sale of his new residence before closing the sale of his current residence, FAMC on the date of closing of the sale of the Employee’s new residence will, at its option, either:

(i)           provide an interest-free loan to the Employee; or

(ii)           guarantee and reimburse the Employee for the interest expense on a loan to the Employee by a lender chosen by the Employee and acceptable to FAMC;

in an amount equal to eighty percent (80%) of the value of the Employee’s current residence, as estimated by a real estate broker chosen by the Employee for the sale of that

[5] Amendment No. 6 dated August 7, 1997.

residence and acceptable to FAMC.  The entire amount of this loan shall be repaid to FAMC or the lender by the Employee simultaneously with the closing of the sale of his current residence, but in no event later than six (6) months after the date of drawdown.  FAMC or the lender may perfect a security interest in the Employee’s current residence or the proceeds of its sale, or in the Employee’s new residence, or both, at its own expense, and the Employee will cooperate fully therein.

(e)           Exploratory Trips.  FAMC will reimburse the Employee for his own and his spouse’s expenses in making not more than four (4) two-day exploratory trips from New York to Washington to secure a new residence, including travel, lodging and meals.

(f)           Temporary Living Expenses.  If the Employee precedes his family’s move to Washington to begin work, FAMC will reimburse him for reasonable travel between New York and Washington and living expenses for a period not to exceed ninety (90) days.

(g)           Adjustment for Taxes.  To the extent that any of the foregoing relocation expenses are treated as wages for federal, state or local income tax purposes, FAMC will “gross up” its reimbursement to the Employee so that the net amount of reimbursement after tax will equal the actual amount of the reimbursement required to be paid to the Employee.  Likewise, FAMC will pay any taxes imputed on the bridge loan described in preceding subsection (d).

Reimbursement of any of the foregoing Relocation Expenses incurred directly by the Employee shall be made to the Employee within ten (10) days after presentation to FAMC of an itemized accounting and documentation of such expenses.

9.           Termination.

(a)           Events of Termination.  This Agreement shall be terminated and the employment relationship between the Employee and FAMC shall be severed as set forth below:

(i)           FAMC may terminate the employment of the Employee effective upon notice to the Employee if the Employee dies or is incapacitated or disabled by accident, sickness or otherwise so as to render him (in the opinion of an independent medical consultant on the full-time faculty of Georgetown University School of Medicine) mentally or physically incapable of performing the services required to be performed by him under the terms of this Agreement for a period of at least ninety (90) consecutive days, or for ninety (90) days (whether consecutive or not) during any six-month period.

(ii)           FAMC may terminate the employment of Employee effective upon notice to the Employee at any time for “cause.”  For the purposes of this subsection, “cause” shall mean only:  (A) the Employee’s willful misconduct with respect to the business and affairs of FAMC; or (B) the Employee’s conviction for any felony or any act involving fraud or moral turpitude in his conduct of the business of FAMC.  For purposes of this subsection, no act, or failure to act on your part, shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Farmer Mac.6

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of FAMC at a meeting of the Board of Directors duly called and held for the purpose (after thirty (30) days’ prior written notice to the Employee and an opportunity for him, together with his counsel, to be heard before such meeting of the Board, finding that in the good faith opinion of the Board of Directors of FAMC the Employee was guilty of conduct set forth above in clause (A) or (B) of this Section 9(a)(ii) and specifying the particulars in detail.  Such a resolution shall constitute notice of termination hereunder.

(iii)           Farmer Mac may terminate the employment of the Employee without “cause” at any time.7  Such termination shall become effective on the earlier of July 1, 2012 or two years from the date of notice of such termination8;

(iv)           Notwithstanding the provisions of subsection 9(a)(iii) above, FAMC may terminate the employment of the Employee at any time after the passage by the Board of Directors of FAMC of a resolution authorizing the dissolution of FAMC.  Such termination of the Employee’s employment shall become effective on the later of eighteen (18) months after notice of termination or the date that such dissolution of FAMC becomes final as a matter of law, provided however,  that neither of the following shall be deemed to be a dissolution for purposes of this Agreement:  (1) dissolution of FAMC which becomes final as a matter of law more than twelve (12) months after adoption of the resolution of dissolution; or (2) incorporation, organization or reorganization of a corporation or other business entity which is substantially similar to FAMC and which uses substantially the same assets or equity as FAMC, within twelve (12) months of adoption of the resolution of dissolution.  As used herein, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code of 1986.9

(b)           Payment of Accrued Compensation.

(i)           Upon termination of this Agreement pursuant to preceding subsection (a), the Employee (or his estate or heirs, as the case may be) shall be entitled to receive all Base Salary, annual Bonuses, expense reimbursements,

[6] Amendment No. 6 dated August 7, 1997.

[7] Amendment No. 2 dated June 1, 1993.

[8] Amendment No. 16 dated June 7, 2007.

[9] Amendment No. 1 dated January 10, 1991.

vacation pay, and similar amounts accrued and unpaid as of the date of such termination.  The obligations of FAMC under this subsection (b) shall survive any             termination of this Agreement.

(ii)           In the event of the Employee’s voluntary termination of employment hereunder, FAMC shall not be obligated to make any further compensation payments to Employee beyond those accrued prior to the effective date of such termination.

(c)           Disability Pay.  Upon termination of this Agreement pursuant to preceding subsection (a)(i), FAMC, in its discretion, shall either:

(i)           continue to pay the Employee (or his estate or heirs, as the case may be) for the lesser of twenty-four (24) months or10 the balance of the Term the difference between the Employee’s current Base Salary and the amount of disability insurance payments received by the Employee under insurance policies provided by FAMC in accordance with this Agreement; or

(ii)           pay the Employee (or his estate or heirs, as the case may be) the present value of the payments described in preceding subsection (c)(i), discounted at a rate equal to the yield then available for two-year U.S. Treasury Notes, plus 50 basis points (0.50%).

(d)           Severance Pay. Upon termination of this Agreement pursuant to preceding subsection 9(a)(iii), FAMC shall pay you within thirty (30) days after such termination an aggregate amount in cash equal to one hundred percent (100%) of all Base Salary scheduled to be paid and not yet paid to you under this Agreement for the balance of the Term.

In the event of severance of FAMC’s employment of you pursuant to preceding subsections 9(a)(i) or (iii), the amount to be paid by FAMC to you hereunder will not be mitigated by any subsequent earnings by you from any source.11

(e)           Constructive Termination.  The Employee may, at his option, deem this Agreement to have been terminated by FAMC in the event of its breach, including prospective breach, of any term hereof unremedied for thirty (30) days after notice thereof to FAMC.  Upon notice to FAMC of his exercise of this option, the Employee shall have the same rights under such a constructive termination as if FAMC had terminated his employment pursuant to preceding subsection (a)(iii).

10.           Notices. Any notice given under this Agreement will be sufficient if in writing and either:  (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1133 Twenty-First Street, N.W., Washington, D.C. 20036, attention Vice President – General Counsel or, in the case of the

[10] Amendment No. 1 dated January 10, 1991.

[11] Amendment No. 4 dated February 8, 1996.

Employee, _________________________________ (or to such other addresses as may be from time to time designated by notice from the recipient party to the other).  Any such notice will be effective upon actual receipt or refusal thereof.12

11.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the District of Columbia.

(b)           Waiver.  The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.

(c)           Entire Agreement.  This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties hereto.

(d)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives and assigns.  This subsection is not to be construed to permit the Employee to assign his obligation to perform the duties of his employment hereunder.  This subsection permits FAMC the right to assign this Agreement to a successor entity.

(e)           Severability.  If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)           Board of Directors.  Except as expressly provided otherwise in this Agreement, reference to actions, decisions, determinations or similar occurrences by FAMC (other than the execution of this Agreement and any modifications hereto or notices given hereunder) shall mean the action, decision or determination of the full Board of Directors of FAMC and not a Committee thereof, notwithstanding any Bylaw provision of FAMC to the contrary.

12.           Agreement Not to Compete with Farmer Mac.  Notwithstanding anything in this Agreement to the contrary, in the event of the termination of your employment, for a period of two years thereafter, you shall not, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that directly or indirectly competes with any of the businesses of Farmer Mac in any manner, including

[12] Amendment No. 16 dated June 7, 2007.

without limitation, the acquisition and securitization (for capital market sale) of agricultural mortgage loans or USDA “guaranteed portions” (hereinafter referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not include the ownership of up to 20% of the common stock in a public company.13

13.           Agreement Not to Use Confidential or Proprietary Information.  Farmer Mac and you both recognize that you have access to and acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of your employment or association with Farmer Mac.  You hereby covenant and agree that you will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns.  You hereby covenant further that, in addition to your fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, you will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization, or use any such Confidential Information for your own account or for the account of any other person, except as required in connection with the performance of your services hereunder.  The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of Farmer Mac.  Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by you of this Section 11), or becomes available to you on a non-confidential basis from a source (other than Farmer Mac) that is not bound by a confidentiality agreement and does not breach his or her fiduciary responsibilities.  The provisions of this Section 13 shall survive the termination of this Agreement and the termination of your employment hereunder.14

14.           Agreement Not to Solicit Farmer Mac Employees.  For a period of two years after the termination of your employment hereunder, you shall not, directly or indirectly, induce any employee of Farmer Mac who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization (for capital market sale) of Farmer Mac Qualified Loans to engage in any activity in which you are prohibited from engaging in under this Agreement, or to terminate such person’s employment with Farmer Mac.  You shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 12 hereof.  “Member of management” means the President, any Senior Vice President, Vice President or the Controller of Farmer Mac.15

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[13] Amendment No. 6 dated August 7, 1997.

[14] Amendment No. 6 dated August 7, 1997.

[15] Amendment No. 6 dated August 7, 1997.